Exhibit 10.9
AMENDMENT NO. 3
TO THE
AMICUS THERAPEUTICS, INC.
CASH DEFERRAL PLAN

WHEREAS, the Board of Directors (the “Board”) of Amicus Therapeutics, Inc. (the “Company”) have previously approved the Amicus Therapeutics, Inc. Cash Deferral Plan, as amended (the “Plan”);

WHEREAS, pursuant to the terms of Plan, the Board is empowered to amend the Plan;

WHEREAS, pursuant to the Plan’s adoption agreement (the “Adoption Agreement”), the Board delegated such authority to the Company’s Compensation and Leadership Development Committee of the Board (the “Compensation Committee”); and

WHEREAS, the Company wishes to provide opportunities to participate in the Plan to eligible service providers who provide service to certain of the Company’s subsidiaries as set forth in this Amendment #3 to the Plan (the “Amendment”).

NOW THEREFORE, the Plan is amended as follows effective as of the date hereof:

1.Section 2.23 in the Plan’s Adoption Agreement is hereby amended and restated, which shall read in its entirety as follows:

“2.23 Participating Employer(s): As of October 1, 2021, the following Participating Employer(s) are parties to the Plan:

Name of Employer	Address	Telephone No.	EIN
Amicus Therapeutics, Inc.	3675 Market Street Philadelphia, PA 19104	215-921-7600	71-0869350
Amicus Therapeutics US LLC	3675 Market Street Philadelphia, PA 19104	215-921-7600	82-3160503
Amicus Biologics, Inc.	3675 Market Street Philadelphia, PA 19104	215-921-7600	83-0932048
Caritas Therapeutics, LLC	3675 Market Street Philadelphia, PA 19104	215-921-7600	83-3244543”

2.Except as specifically provided in and modified by this Amendment, the Plan and the Adoption Agreement are in all other respects hereby ratified and confirmed and references to the Plan and the Adoption Agreement shall be deemed to refer to the Plan and the Adoption Agreement as modified by this Amendment.

3.The Authorized Officers (Bradley Campbell, Ellen Rosenberg, and Daphne Quimi) be, and each of them hereby is, authorized, directed and empowered on behalf of the Company to (a) make, enter into, execute, deliver, file and record any and all documents, agreements, certificates and instruments, (b) pay or cause to be paid any and all expenses and fees and disburse such other funds of the Company, and (c) take any and all such other actions as any such Authorized Officer or Authorized Officers may determine in his, her or their discretion to be necessary or advisable to effectuate the foregoing resolutions, the taking of any such action to constitute conclusive evidence of the exercise of such discretionary authority and that any and all actions taken by the Authorized Officers prior to the date hereof in connection with, and consistent with, the foregoing resolutions are hereby ratified, approved and confirmed in all respects.

To record the adoption of this Amendment #3, to the Amicus Therapeutics, Inc. Cash Deferral Plan, the Company has caused its authorized officer to affix its corporate name this 23rd day of September, 2021.

AMICUS THERAPEUTICS, INC.

/s/ Daphne Quimi
Daphne Quimi
(Chief Financial Officer)